Exhibit 99.1
News Release

For Immediate Release
March 17, 2011

For Further Information, Contact:
George Lancaster, Hines
713/966-7676
George.lancaster@hines.com

HINES GLOBAL REIT ACQUIRES
STONECUTTER COURT IN LONDON, UK

(LONDON) – The London office of Hines, the international real estate firm, announced today that Hines Global REIT has acquired Stonecutter Court, an office complex located on a full city block on Farringdon Street in the heart of London from Shalati Investments Limited.

The acquisition comprises 152,829 square feet in three buildings: a 139,848-square-foot office building known as Stonecutter Court that is fully leased to Deloitte, an international audit, tax, consulting and financial advisory firm, until 2019; a 9,258-square-foot office building at 81 Farringdon Street that is leased as a Barristers chambers; and a 3,723-square-foot public house at 80 Farringdon Street that is leased to Shepherd Neame, an English brewery/pub.

The property was completed in 1995, and in 2007 underwent an internal refurbishment to align Stonecutter Court with the aesthetics at Deloitte’s nearby offices to create a unified Deloitte “campus.”

“We are pleased to expand the international presence of Hines’ Global REIT with our second UK acquisition for this fund and first in London,” said Hines UK Director Ross Blair.  “We were attracted to Stonecutter Court by the improving infrastructure in the immediate area.  We remain committed to acquiring assets with similar characteristics, and Hines UK expects to be active for this and other funds during 2011.”

“Stonecutter Court is a special acquisition for Hines Global REIT because of the opportunity to invest in a quality asset in London,” said Charles Hazen, president and CEO of Hines Global REIT.  “Hines Global REIT should benefit from the performance of this top-tier London office asset.”

Hines Global REIT, Inc. is a Houston-based, public, non-listed real estate investment trust sponsored by Hines.  Hines Global REIT commenced its $3.5 billion initial public offering in August 2009 and has raised over $500 million, which it invests in commercial real estate properties located in the United States and internationally.  Stonecutter court represents the sixth acquisition for Hines Global REIT.  For additional information about Hines Global REIT, visit www.HinesREI.com.

Hines is a fully integrated real estate investment and management firm that has been investing in real estate and providing acquisition, development, financing, property management, leasing and disposition services for over 50 years.  With offices in more than 100 cities in 17 countries, and controlled assets valued at approximately $23 billion, Hines is one of the largest real estate organizations in the world.  Access www.hines.com for more information on Hines.

This material contains forward-looking statements (such as those concerning acquisition activity in the United Kingdom for the remainder of 2011, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on Hines Global REIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation those risks set forth in the "Risk Factors" section of Hines Global REIT’s prospectus, dated April 30, 2010 and Hines Global REIT's Annual Report on Form 10-K for the year ended December 31, 2009 (available at www.HinesREI.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that Hines Global REIT’s assumptions differ from actual results, Hines Global REIT’s ability to meet such forward-looking statements, including its ability to invest in a diversified portfolio of quality real estate investments and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements.